                                                                      EXHIBIT 20
                                   FORM OF
                                TRUST AGREEMENT


         THIS TRUST AGREEMENT is made and entered into as of the _____ day of ___________________, 19___, by and between PURITAN-BENNETT CORPORATION, a Delaware corporation, as grantor (the "Grantor"), and WACHOVIA BANK OF NORTH CAROLINA, N.A., as trustee (the "Trustee");

                              W I T N E S S E T H:

         WHEREAS, Grantor maintains for the benefit of a select group of management or highly compensated employees or former employees and their beneficiaries (together referred to as the "Participants" or individually as a "Participant") a plan of deferred compensation (the "Puritan-Bennett Corporation Pension Benefit Make Up Plan" or simply the "Plan") for the purpose of providing Participants with supplemental retirement benefits equal to the difference between the benefit provided to said Participants by the Restated Puritan-Bennett Pension Plan (the "Pension Plan") and the benefit which the Pension Plan would have provided except for the restrictions of Code Sections 415 and 401(a)(17) and similar limiting provisions of the Pension Plan; and

         WHEREAS, the payments under the Plan are not funded or otherwise secured, and Grantor desires to provide to Participants greater assurance of the future receipt of those payments pursuant to the Plan; and

         WHEREAS, to provide greater assurance to Participants that they will receive the payments pursuant to the Plan, the Grantor desires to enter into an irrevocable grantor trust within the meaning of Code Section 671, by depositing with the Trustee cash and other assets of Grantor to assist it in meeting its future obligations to Participants (the "Trust"); and

         WHEREAS, Grantor desires to appoint the Trustee as trustee of the Trust; and

         WHEREAS, the Grantor has approved the Trust established hereby;

         NOW THEREFORE, Grantor hereby establishes the Trust, effective as of the date first set forth above, as follows:






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                                   ARTICLE I

                                  DEFINITIONS

         1.1 Change in Control. A "Change in Control" shall be deemed to have occurred at any of the following times:

         (i) Upon the acquisition (other than from the Corporation) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, the Corporation or its affiliates, or any employee benefit plan of the Corporation or its affiliates which acquires beneficial ownership of voting securities of the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Corporation or the Combined Voting Power of the Corporation's then outstanding voting securities. "Combined Voting Power" means the combined voting power of the Corporation's then outstanding voting securities generally entitled to vote in the election of directors.

         (ii) At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this subsection 1.3.2, considered as though such person were a member of the Incumbent Board; or

         (iii) Upon the approval by the shareholders of the Corporation of a reorganization, merger, consolidation (in each case, with respect to which persons who were the shareholders of the





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                           Corporation immediately prior to such
                           reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Combined Voting Power of the reorganized, merged or consolidated company's then outstanding voting securities) or a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the assets of the Corporation; or

         (iv) The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change in Control.

         1.2       "Code" means the Internal Revenue Code of 1986, as amended.

         1.3 "Insolvent" or "Insolvency" means that Grantor (a) voluntarily files a petition for bankruptcy under federal bankruptcy law, or an involuntary bankruptcy petition is filed against the Grantor under federal bankruptcy law, which involuntary petition is not dismissed within 60 days of the filing, (b) the Grantor makes a general assignment for the benefit of creditors, or (c) the Grantor seeks or consents to the appointment of a trustee, receiver, liquidator or similar person.

         1.4 "Trust" or "Trust Fund" means all property transferred to the Trustee, in trust, by Grantor and thereafter held by the Trustee under the Trust established pursuant to this Trust Agreement, including the investments and reinvestments thereof and the income therefrom.


                                   ARTICLE II

                         INCORPORATION OF MAKE UP PLAN

         2.1 Incorporation of Make Up Plan by Reference. The Make Up Plan is incorporated herein by reference.

         2.2 Trust Agreement Given Precedence Over Make Up Plan. In the event of a conflict between the terms and provisions of this Trust Agreement and the Plan, the terms and provisions of this Trust Agreement shall be given precedence in the administration and determination of the benefits payable from the Trust. However, nothing contained in this Trust Agreement is intended to diminish the amount of benefits required to be paid for the benefit of any Participant under the terms of the Plan. To the extent possible, the terms and provisions of the Plan and those of this Trust Agreement shall be interpreted as mutually consistent.





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                                  ARTICLE III

                          CLAIMS OF GENERAL CREDITORS

         3.1 Trust Fund Considered as General Assets. The assets constituting the Trust Fund shall be treated as general assets of Grantor and shall remain subject to claims of the general creditors of Grantor under applicable state and federal law. Nothing in the Trust Agreement shall affect the rights of any Participant as a general creditor of Grantor. No Participant shall have a preferred claim on or any beneficial ownership in the Trust Fund.

         3.2 Insolvency of Grantor. In the event of Grantor's Insolvency, Grantor's Chief Executive Officer and Grantor's Chief Financial Officer shall inform the Trustee within a reasonable time of such Insolvency. At any time the Trustee receives actual notice from Grantor that Grantor is Insolvent, determines that the Grantor is Insolvent or has actual knowledge of Grantor's Insolvency, the Trustee shall suspend all further payments to Participants and shall hold any undistributed assets of the Trust Fund for the benefit of the general creditors of Grantor as a court of competent jurisdiction may direct. In the event of such Insolvency, the Trustee shall have the right to pay the assets of the Trust into such court in an interpleader proceeding for the purpose of such court directing the proper disposition of such assets. The Trustee and all other parties shall be bound by such direction, and payment of the Trust assets by the Trustee to the court or pursuant to such court direction shall discharge the Trustee from liability with respect to such payment under the Trust. If a creditor of Grantor or any third party submits a written allegation of Grantor's Insolvency to the Trustee, the Trustee shall determine, within 30 days after receipt of the allegation, whether Grantor is Insolvent. Pending such determination of Insolvency by the Trustee, the Trustee shall suspend payments to Participants. The Trustee shall resume holding the Trust assets for the benefit of Participants and resume making any payments under the Plan to Participants only after the Trustee has determined that Grantor is not Insolvent. Unless the Trustee has actual notice of Grantor's Insolvency or has received a written allegation of same, the Trustee shall have no duty to inquire whether Grantor is Insolvent. The Trustee may rely on evidence of solvency provided by Grantor, and the Trustee shall not be liable to any person for any good faith actions it takes on account of any such determination.





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                                   ARTICLE IV

                                 CONTRIBUTIONS

         4.1 Contributions. Any and all contributions to the Trust shall be at the sole discretion of the Grantor.

         4.2 Duties of Trustee. The Trustee shall be responsible for assets actually received by it as Trustee, and shall have no duty or authority to compute amounts to be contributed or to review the computation of amounts to be contributed.


                                   ARTICLE V

                            ACCOUNTING AND PAYMENTS

         5.1 Prior to Change in Control. Prior to the occurrence of a Change in Control, the following shall apply:

                   (a) Accrued Benefits. No less frequently than annually, Grantor shall furnish a written statement setting forth each Participant's accrued benefit as of a specific date. The Trustee shall have no duty to independently calculate or verify information provided by the Grantor in accordance with the foregoing.

                   (b) Payments from Trust Fund. At all times during which the Grantor is not Insolvent, and prior to a Change in Control, the Trustee shall make payments to each Participant of his or her benefits in accordance with the instructions or directions of the Grantor as to the form, time and amount of such benefit payments. Notwithstanding the foregoing, Grantor may direct the Trustee to pay any amount from the Trust Fund to the Grantor at any time during which the Grantor is not Insolvent and prior to a Change in Control.

                   (c) Investment and Management of Trust Fund. The Grantor shall have the power to direct the Trustee concerning any aspect of investment and management of Trust assets and the power to direct the Trustee to dispose of Trust assets or to borrow from the Grantor or other sources such amounts determined appropriate by the Grantor and to pledge, assign and/or encumber such Trust assets directed by the Grantor as security for such debt.

         5.2 Following Change in Control. Upon and following the occurrence of a Change in Control, the following shall apply:

                   (a) Insurance Policies. As provided in Section 7.3, the Trustee shall surrender any life insurance policies held





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         by it as a part of the Trust Fund for the cash value thereof.

                   (b) Participant Accounting. The Trustee shall determine each Participant's benefit payable pursuant to the terms of the Plan. Grantor shall provide Trustee with any and all information appropriate and necessary to perform such determination, including copies of records of the trustee and recordkeeper of the Pension Plan.

                   (c) Payments from Trust Fund. At all times during which the Grantor is not Insolvent, the Trustee shall, to the extent the assets of the Trust Fund are adequate therefor, make payments to Participants pursuant to the terms of the Plan and pursuant to each Participant's election regarding the time, manner and form of payment. Grantor shall provide to Trustee such information as is necessary and appropriate to make such payments. No payment shall be made to Grantor from the Trust Fund until all Participants (and beneficiaries) have received all benefits to which they are entitled under the Plan, at which time any remaining assets of the Trust Fund, after provision for reasonable expenses, shall be paid to the Grantor and the Trust shall terminate.

                   (d) Investment and Management of Trust Fund. The Grantor shall have no power to direct the Trustee with respect to any matter, except to inform the Trustee of the location of a Participant pursuant to Section 7.5(c). To the extent the Trustee does not, or may not under the terms hereof, receive direction from the Grantor, the Trustee shall have sole discretion and responsibility for the investment and management of Trust assets in accordance with the terms of this Trust Agreement.

         5.3 Method and Effect of Payment. Each Participant may give the Trustee reasonable instructions in writing, prior to the date a payment is to be made to the Participant, as to the method, which may be by check delivered to the Participant or electronic funds transfer or any other reasonable means. The Trustee shall make payment according to the method specified in the Participant's reasonable instructions, or if no instructions are given, by check mailed to the Participant by regular U.S. mail. To the extent benefits are paid to a Participant from the Trust Fund, such payments shall be deemed to have satisfied Grantor's obligation under the Plan. Notwithstanding anything to the contrary contained herein, if Grantor makes any payment to any person other than the Trustee in respect of its obligations under the Plan, or if the Trustee makes any payment for the benefit of a Participant, any such payment shall be deemed to





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have satisfied, to the extent of such payment, Grantor's obligations under the
Plan, in order of the maturity of such obligations, and any future benefits payable to the Participant shall be reduced accordingly. In any event, the Trustee shall be liable for payment of benefits to any Participant only to the extent of the lesser of--(i) the amount due to the Participant pursuant to the terms of the Plan, or (ii) the assets in the Trust Fund from time to time.

         5.4 Payment of Taxes. If a court of competent jurisdiction decides by final judgment, or as a result of settlement and compromise between a Participant and the Internal Revenue Service, which settlement and compromise is approved by Grantor (or the Trustee following a Change in Control), or the Code is amended in such a manner that a tax is payable by the Participant in respect of any right, title or interest in any assets of the Trust Fund prior to the date such assets are actually used to pay amounts to such Participant pursuant to this Trust Agreement; then, upon the occurrence of such an event, the Trustee shall pay the present value of such Participant's benefit as of the date of such event to him or her in full satisfaction of all amounts or benefits to which the Participant is entitled from the Trust Fund.


                                   ARTICLE VI

                                 THE TRUST FUND

         6.1 Accumulation Trust. The Trust shall be an accumulation trust, and principal and all currently earned income shall be accumulated during the term of the Trust. The Trustee shall hold, preserve, manage, administer, invest and reinvest the assets of the Trust, collect the income therefrom and, after deducting all charges and expenses properly payable therefrom, hold and distribute the then principal of the Trust and the income therefrom in accordance with the provisions of this Trust Agreement.

         6.2 Exclusive Benefit of Participants. Except as otherwise provided herein, at no time prior to the satisfaction of all liabilities with respect to each Participant under the Plan shall any portion of the Trust Fund be used for or diverted to purposes other than the exclusive benefit of Participants (including the defraying of reasonable expenses of administration of the Trust) unless and until Grantor is determined to be Insolvent.

         6.3 Investment. The assets of the Trust shall be held and administered as a single trust. Except to the extent of





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instructions from the Grantor, as herein provided, the Trust Fund shall be under the investment management of the Trustee.

         6.4 Legal Ownership. The Trustee shall be vested with legal ownership of the assets comprising the Trust Fund. Except as otherwise provided under the terms and provisions of the Plan, no Participant shall have claim to or interest in a specific asset of the Trust Fund as a result of any manner of accounting for a Participant's interest in or benefits under the Plan.

         6.5 Grantor Trust Intended. It is intended that the Trust be taxed as a grantor trust under the provisions of Section 671 and Section 677(a)(2) of the Code and that Grantor, as grantor, be treated as "owner" within the meaning of those provisions. Grantor shall file its federal income tax returns in a manner consistent with these provisions of the Code.


                                  ARTICLE VII

                                  THE TRUSTEE

         7.1 Trustee as Fiduciary. The Trustee shall be a fiduciary with respect to the Trust and, except as otherwise provided herein, shall have the exclusive responsibility for and all the powers necessary to receive, hold, preserve, manage, invest and reinvest the Trust Fund as provided generally in this Trust Agreement and to pay all costs and expenses incident thereto. The Trustee shall not be responsible for the adequacy of the Trust Fund to meet and discharge any liabilities of the Plan. The following entity shall have power to construe the terms of this Trust Agreement and the Plan and to determine all questions that arise under those documents, including entitlement to and the amount of benefits: (i) prior to the occurrence of a Change in Control, the Grantor; (ii) upon and following the occurrence of a Change in Control, the Trustee.

         7.2 Additional Powers Relating to Investments. Subject to the Grantor's direction prior to a Change in Control, the Trustee shall have the following powers relating to the receipt, preservation, management, investment, and reinvestment of both principal and income of the Trust, in addition to all of the powers, rights, options and privileges now or hereafter provided for, vested in, or granted to the Trustee under applicable law, except such as conflict with the terms of this Trust Agreement or applicable law, and as far as possible, no subsequent legislation or regulation shall be in limitation of the rights, powers or privileges granted the Trustee hereunder or under applicable law at the time of the execution hereof:





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                   (a)     To purchase or subscribe for and to hold as a part
         of the Trust Fund any securities or property of any kind or nature whatsoever (other than securities issued by Grantor), whether real, personal, or mixed, whether tangible or intangible, whether or not productive of income, any rights or interests in property, or any evidence or indicia of property, including, without limitation, life insurance policies and shares of mutual funds, beneficial interests, leaseholds, bonds, mortgages, leases, notes (including, but not limited to, secured or unsecured notes of any kind), obligations, savings accounts, certificates of deposit or like investments with the commercial department of any bank (including any bank acting as Trustee or its affiliates provided they bear a reasonable rate of interest and the bank is supervised by the United States or a state), common, pooled, or collective trust funds which the Trustee or any other corporation may now have or in the future may adopt for the collective investment of funds pursuant to Section 584 of the Code, money market funds, or other property or interests in property as long as the purchases are made in accordance with the requirements of applicable provisions of state and federal law, and to retain the same in trust;

                   (b) To sell, exchange, convey, transfer, or otherwise dispose of any securities or property held by it, by private contract or at public auction, with or without advertising, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any disposition;

                   (c) To vote any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, to consent to, or otherwise participate in corporate reorganizations or other changes affecting corporate securities, to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held as part of the Trust Fund;

                   (d) To hold any investment unregistered or to register any investment held as a part of the Trust Fund in its own name or in the name of a nominee, and to hold any investment in bearer or in Federal Book-Entry form or through or by a central clearing corporation maintained by institutions active in the national securities markets, but the books and records of the Trustee shall at all times show that all the investments are part of the Trust Fund;





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
                   (e) To make, execute, acknowledge and deliver any documents of transfer and conveyance and any other instruments or agreements that may be necessary or appropriate to carry out the powers of the Trustee under this Trust or incidental thereto;

                   (f) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust Fund; to commence or defend any suits or legal or administrative proceedings arising or necessary or appropriate in connection with the Trust, the administration and operation thereof or the powers or authority of the Trustee under this Trust; and to represent the Trust in all suits and legal and administrative proceedings in any court or before any body, board, agency, panel, or tribunal;

                   (g) To keep portions of the Trust Fund in cash or cash balances as the Trustee may deem to be in the best interest of the Trust, it being understood that the Trustee shall not be required to pay any interest on any cash balances;

                   (h) To apply for or to procure life insurance or annuity contracts upon the life of a Participant; to borrow against the values of any life insurance or annuity contract owned by the Trustee as a portion of the Trust Fund; and to surrender any life insurance or annuity contract owned by the Trustee as a portion of the Trust Fund;

                   (i) Generally, to do all acts and to execute and deliver all instruments as in the judgment of the Trustee may be necessary or desirable to carry out any powers or authority of the Trustee, without advertisement, without order of court and without having to post bond or make any returns or report of its doings to any court; and

                   (j) After giving prior written notice to Grantor, to engage the services of individuals, partnerships or corporations (including, but not limited to, lawyers, accountants, actuaries, brokers, banks, investment counsel, or other agents or employees) to assist and advise with respect to the management or investment of the Trust Fund and to delegate to them such duties, rights, and powers of the Trustee as the Trustee deems advisable in managing the Trust Fund.

         7.3 Life Insurance. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control, the Trustee shall surrender all insurance policies then held by it as part of the Trust Fund for their cash value.





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
         7.4 Standard of Performance. Subject to the Grantor's directions prior to a Change in Control, the Trustee, in discharging its duties hereunder, including but not limited to the management, investment and reinvestment of the Trust Fund, shall do so solely in the interest of Participants using the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character; shall diversify the investments of the Trust Fund under its management within the described funds so as to minimize the risk of large losses unless under the circumstances it is clearly prudent not to do so; and shall otherwise act in accordance with the provisions of this Trust Agreement and applicable federal or state law.

         7.5 Powers Relating to Payment and Distribution. The Trustee shall have the following powers relating to payments and distributions to be made from the Trust Fund:

                   (a) To the extent the same are not paid by the Grantor, to pay out of the Trust Fund the following: amounts due and payable on any advance made by the Trustee or on any loan made by anyone to the Trust Fund; all taxes of any nature levied, assessed or imposed upon the Trust Fund; reasonable expenses of the Trustee, including fees of accountants, actuaries and legal counsel with respect to the Trust; and the Trustee's compensation as provided in Article VIII.

                   (b) Except where inconsistent with applicable law which cannot be waived, to convey, assign and deliver, upon full termination of the Trust, the Trust Fund or the net proceeds of the Trust Fund in cash, to each Participant to the extent each such Participant is entitled thereto under the Plan (which amounts shall, prior to a Change in Control, be determined and paid in accordance with written instructions from Grantor) and the balance, if any, to Grantor.

                   (c) To make distributions out of the Trust Fund in accordance with the provisions of Article V hereof. If the person to receive the distribution cannot be found, the Trustee shall hold such payment or deposit same in a bank, including the Trustee, for the credit of that person without liability for interest thereon. If a check in payment of the benefit hereunder has been mailed by regular U.S. mail to the last address of the payee furnished the Trustee by Grantor and is returned unclaimed, the Trustee shall notify Grantor and shall discontinue further payments to payee until it receives instructions from Grantor or otherwise receives information concerning the Participant's location.





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
         The Trustee shall not be required to make any investigation to determine the whereabouts or mailing address of any person. The Trustee may make payment of any benefit hereunder by mailing its check for the amount thereof to the person certified to the Trustee by Grantor as the person to whom such payment is to be made or by personally delivering same to said person.

         7.6 Proof of Trustee's Authority. All persons dealing with the Trustee are entitled to rely upon the representations of the Trustee as to its authority and are released from any duty to inquire into its authority for taking or omitting any action or to verify that any money paid or other property delivered to the Trustee is used by the Trustee for Trust purposes. Any action of the Trustee under this Trust Agreement shall be conclusively evidenced for all purposes by a certificate or other document signed by the Trustee, and any such certificate or document shall be conclusive evidence of the facts recited in it. All persons shall be fully protected when acting or relying upon any notice, resolution, instruction, direction, order, certificate, opinion, letter, telegram or other document believed by such persons to be genuine, to have been signed by the Trustee, and to be the act of the Trustee.

         7.7 Employment of Legal Counsel. The Trustee may engage and consult with legal counsel of its choice, who may be counsel for Grantor, a Participant or Trustee's own general counsel, with respect to the meaning or construction of the Plan, the Trust Agreement or the Pension Plan as regards the Trustee's obligations or duties hereunder.

         7.8 Exemption from Bond. The Trustee shall not be required to give bond or other security for the faithful performance of its duties unless required by a law which cannot be waived or as a result of litigation; and the Trustee shall not be required to make any inventory, return, or report of any kind to any court unless required by a law which cannot be waived or as a result of litigation.


                                  ARTICLE VIII

                             NOTICES AND DIRECTIONS

         8.1 Effective Time of Notice. The Trustee shall not be bound by any certificate, notice, resolution, consent, order, information or other communication unless and until it has been received by the Trustee.

         8.2 Evidence of Authority. The Trustee may accept as evidence of the authority of any persons acting on behalf of





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
Grantor or its agents, a copy of resolutions of the Grantor designating such persons and conferring such authority, and shall be entitled to recognize them as such and act upon the instructions, directions, consents, and requests of such persons. The Trustee may continue to act in accordance with any such notice until the receipt by it of notice rescinding or superseding such action or resolution.

         8.3 Directions of Grantor. Instructions, directions or notices from Grantor to the Trustee, certified by a duly authorized officer appointed by Grantor shall be accepted as conclusive evidence of the proper issuance and contents thereof.

         8.4 Reliance Upon Direction. The Trustee, in all matters pertaining to its management, investment and distribution of the Trust, when it acts in good faith may rely upon any notice, resolution, instruction, direction, order, certificate, opinion, letter, telegram or other document believed by the Trustee to be genuine, to have been signed by a Participant or a proper representative of Grantor, and to be the act of a Participant or Grantor, as the case may be.

         8.5 Notices from Trustee. Notices or communications from the Trustee to Grantor shall be addressed to the person as shall have been certified to the Trustee and shall be sent to that person at the principal office of Grantor unless the Trustee shall have been instructed in writing to send communications to another address.


                                   ARTICLE IX

                               FEES AND EXPENSES

         The Trustee shall be reimbursed for expenses properly and actually incurred in the performance of its duties under the Trust, including, but not limited to compensation to agents and fees for professional services incurred in administration of the Trust, and shall receive fair and reasonable compensation for services rendered as may be agreed upon from time to time between the Trustee and Grantor. The Trustee's compensation and the expenses of the Trust shall be paid by Grantor, but in any case, such compensation and expenses shall be a lien or charge on the Trust Fund until actually paid. In the event that Grantor shall fail to pay the Trustee its compensation and expenses within 90 days of the presentation of its invoice, the Trustee is authorized to use the assets held by the Trustee under the Trust (including, to the extent necessary, the surrender of life insurance contracts for their cash surrender value) to pay its unpaid compensation and expenses.





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
                                   ARTICLE  X

                            LIABILITY OF THE TRUSTEE

         10.1 In General. The Trustee shall not be liable for any act or omission, any losses or decline in value which may be incurred upon any investment of the Trust Fund, or for failure of the Trust Fund to produce any or greater earnings, interest, or profits, so long as the Trustee acts in good faith and in accordance with the responsibilities, obligations and duties placed on it hereunder and under applicable law.

         10.2 Acts or Omissions Under Direction. The Trustee shall not be liable for any act or omission by it that is in compliance with a direction received from Grantor prior to a Change in Control of Grantor, nor for any act or omission of Grantor except to the extent required by applicable law. When the Trustee has made any payment out of the Trust Fund in accordance with the directions of Grantor, it shall not be responsible for the correctness of the amount of the payment to the recipient, or the method by which it is paid. The Trustee shall also be protected in relying upon any certificate, notice, resolution, consent, order or other communication purporting to have been so signed on behalf of Grantor which it believes to be genuine, without any obligation on the part of the Trustee to ascertain whether or not the provisions of the Plan are thereby being complied with.

         10.3 Withholding for Taxes. The Trustee shall withhold from distributions from the Trust Fund such amounts as the Trustee considers necessary and proper for the payment of any income taxes under present (with respect to federal income tax, currently in accordance with Treasury Regulation
Section 31.3402(g)-l) or future laws, which the Trustee is obligated to pay or withhold.

         10.4 Filing Returns or Reports. The Trustee shall not be liable for its failure or inability to file any tax return or other report which it is unable to file because of the failure of Grantor, after written demand by the Trustee, to furnish the information necessary for the preparation thereof.

         10.5 Indemnity. Grantor hereby agrees to indemnify and hold harmless the Trustee from and against any and all losses, claims, damages, liabilities, costs and expenses, including but not limited to, liability for any judgments or settlements consented to in writing by the Trustee, which consents will not be unreasonably given, and reasonable attorneys' fees, arising out of or in connection with its acts or omissions taken in good faith and in accordance with the terms of the Trust Agreement and applicable law. The Trustee shall promptly notify Grantor of any claim, action or proceeding for which it may seek indemnity.





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
Such indemnity is a continuing obligation and shall be binding on Grantor and its successors, whether by merger or otherwise, and assigns. In addition, such indemnity shall survive the resignation or removal of the Trustee and/or the liquidation of the Trust.


                                   ARTICLE XI

                                    ACCOUNTS

         11.1 Maintenance of Records. The Trustee shall keep such records as the Trustee considers necessary for the management of the Trust. The Trustee's books and records of the Trust Fund shall be open to inspection by Grantor during regular business hours of the Trustee.

         11.2 Written Reports. Within sixty (60) days after the close of each Plan year, at such other times (or shorter accounting periods) as requested in writing by Grantor, and as of the date of the removal or resignation of the Trustee, the Trustee shall render to Grantor a written account of its management of the Trust Fund covering the period since the previous account and report. The written approval of such accounting and report by Grantor or the failure of Grantor to notify the Trustee of its disapproval of such accounting within ninety (90) days after its receipt shall be final and binding as to the Trustee's administration of the Trust for the period upon Grantor and all persons who have or may thereafter have an interest in the Trust.


                                  ARTICLE XII

                      RESIGNATION, REMOVAL AND SUCCESSION

         12.1 Notice of Resignation. The Trustee may resign at any time upon giving thirty (30) days' prior written notice to Grantor.

         12.2 Notice of Removal. Grantor may remove the Trustee by giving at least five (5) business days' prior written notice to the Trustee, unless prior thereto a successor Trustee shall have been appointed and accepted and the Trustee consents to an earlier date.

         12.3 Vacancy. Any vacancy in the office of Trustee created by the resignation or removal of the Trustee shall not terminate the Trust. Upon removal or resignation of the Trustee, Grantor shall appoint a successor Trustee.

         12.4 Appointment of Successor. The appointment of a successor Trustee hereunder shall be accomplished by Grantor's delivery to the resigning or removed Trustee, as the case may be, a written instrument appointing such successor Trustee, and the successor Trustee's acceptance in writing of the appointment as successor Trustee hereunder. Any successor Trustee hereunder shall be a national banking association or trust company having at least one billion dollars in assets. All of the provisions set forth herein with respect to the Trustee shall relate to each successor Trustee.

         12.5 Transfer of Assets. Any successor Trustee, after acknowledging acceptance of the Trust Agreement and accepting the Trust assets and the accounting of the retiring Trustee, shall be vested with all the estates, titles, rights, powers, duties, and discretions granted to the retiring Trustee. The retiring Trustee shall execute and deliver all assignments or other instruments within a reasonable time as may be necessary or advisable in the discretion of the successor Trustee; provided, however, the retiring Trustee is hereby authorized to reserve such sum of money as is reasonable for the payment of its fees and expenses in connection with the settlement of its account or otherwise.

         12.6 Consolidation or Merger of Trustee. In the event that a corporate Trustee shall merge or be consolidated with or otherwise be acquired by any other corporation authorized to exercise trust powers, the continuing, resulting or acquiring corporation shall automatically become Trustee hereunder without the necessity of designation or appointment by Grantor.


                                  ARTICLE XIII

                           AMENDMENT AND TERMINATION

         13.1 Amendment. The Trust Agreement may be amended any time and to any extent by a written instrument executed by the Trustee and Grantor, provided, however, that no such amendment shall be effective to the extent that it purports to make the Trust revocable. No amendment to the Trust Agreement shall be effective to the extent that such amendment would be inconsistent with the intents and purposes of the Trust Agreement. No amendment shall have the effect of retroactively changing or depriving Participants of rights already accrued hereunder. Upon and following a Change in Control, no amendment may have the effect or possible effect of reducing the amount of payments to which the Participants are or will be entitled to receive from the Trust pursuant to the terms hereof prior to any such amendment. For instance, the definition of "Insolvency" may not be amended in a manner that would cause an Insolvency to occur at a time prior to the time it would occur but for such amendment, the definition of "Change in Control" may not be amended in a manner that would cause a Change in Control to not occur at a time it would occur but for such amendment, and the Grantor's rights under Section 5.2, relating to accounting and payments following Change in Control, may not be amended; unless, in the case of each such amendment, it is necessary to achieve the tax results intended for this Trust. Furthermore, upon and following a Change in Control, the provisions of
Section 12.4, relating to appointment of a successor trustee, may not be amended.

         13.2 Ultimate Termination of the Trust. Notwithstanding any other provisions of the Trust Agreement to the contrary, the Trust shall terminate (a) on the complete distribution of the Trust Fund of the benefits of all Participants in accordance with the terms and provisions of this Trust Agreement and the Plan, (b) upon the delivery to the Trustee of a written instrument terminating the Trust signed by all Participants and Grantor, or (c) prior to a Change in Control, upon the delivery to the Trustee of a writing terminating the Trust signed by all Participants who are officers of Grantor holding a position of senior vice-president or higher and at least two-thirds of all Participants (including such officers) and Grantor. Any assets remaining in the Trust Fund after satisfaction of all liabilities pursuant to the Plan, expenses of the Trust, and any liability pursuant to Section 10.5 hereof shall be returned to Grantor.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Spendthrift Provisions. No principal or income payable or to become payable from the Trust will be subject to anticipation or assignment by any Participant or any person entitled to receive benefits under the Plan; to attachment by, interference with, or control by any creditor of any Participant or any person entitled to receive benefits under the Plan; or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of any Participant or any person entitled to receive benefits under the Plan prior to its actual receipt by the Participant or such person. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Trust Fund, any part of it, or any interest in it by any Participant or any person entitled to receive benefits under the Plan prior to distribution will be void, whether that conveyance, transfer, assignment, mortgage, pledge, or encumbrance is intended to take place or become effective before or after any distribution of trust assets or the termination of the Trust Fund. The Trustee will under no circumstances be required to recognize any conveyance, transfer, assignment, mortgage, pledge or encumbrance by any Participant or any person entitled to receive benefits under the Plan, any part of it, or any interest in it, or to pay any money or thing of value to any creditor or assignee of any Participant or such person for any cause whatsoever; provided, however, this Section 14.1 does not affect the provisions of Article III of the Trust Agreement.

         14.2 Ownership of Contracts. The Trustee shall hold, own, and control all contracts and policies purchased by the Trust, if any, as well as all other property belonging to the Trust, subject to the rights of Participants as specified in the Trust Agreement.

         14.3 Gender of Words. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and the neuter, and the words used in the singular shall include the plural.

         14.4 Severability. Each provision of the Trust Agreement is severable and if any provision is found to be void as against public policy it shall not affect the validity of any other provision hereof.

         14.5 Successors and Assigns. The Trust Agreement shall be binding upon the successors and assigns of Grantor and the Trustee.

         14.6 Governing Law; Parties to Legal Actions. The provisions of the Trust shall be construed according to the laws of the State of Kansas and, to the extent applicable, according to the laws of the United States. The Trustee or Grantor may at any time initiate a legal action or proceeding for the settlement of the account of the Trustee, or for the determination of any question or for instructions. The only necessary parties to any such action or proceeding are the Trustee, the Participant concerned, if any, and Grantor; however, any other person or persons may be included as parties defendant at the election of the Trustee and Grantor.

         IN WITNESS WHEREOF, Grantor and Trustee have caused the Trust Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, as of the date first above written.

                                              GRANTOR:

                                              PURITAN-BENNETT CORPORATION


                                              By:
                                                  _____________________________

ATTEST:
                                         Title: ________________________________


By: _________________________________

Title: ______________________________

                       (CORPORATE SEAL)


                                         TRUSTEE:

                                         WACHOVIA BANK OF NORTH CAROLINA, N.A.


                                         By:
                                         ___________________________________

ATTEST:
                                         Title:
                                         ___________________________________

By: _________________________________

Title: ______________________________

                  (SEAL)